Exhibit 99.1

Mesa Labs Announces Changes in The Composition of Its Board of Directors

Lakewood, Colorado, March 06, 2019 - Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) has announced several changes to the composition of its Board of Directors (the “Board”).

As previously announced, on January 23, 2019 David B. Perez was appointed to Mesa’s Board, filling the open position created by the passing of H. Stuart Campbell in December 2018. On March 6, 2019, we announced that Jennifer S. Alltoft was appointed to Mesa’s Board and that effective April 4, 2019, Michael T. Brooks will retire from Mesa’s Board, a position he has held for 20 years.

“I would like to welcome David and Jenny to Mesa’s Board and thank Mike for his years of dedication to the Company,” said John Sullivan, Chairman of the Board. “We established a goal for this fiscal year of increasing our Board’s engagement in strategic decision-making by bringing on new members with highly relevant market experience in high growth environments. David and Jenny are perfect fits, bringing many years of involvement and knowledge in our most important healthcare markets of medical devices and pharmaceutical manufacturing. Their insights and guidance in the years ahead will be instrumental in helping Mesa execute its strategic growth plans.”

With the transition of several of Mesa’s Board positions, committee membership has been restructured, as follows:

Audit	Compensation	Nominating & Governance
Evan Guillemin (Chair)	David Kelly (Chair)	John Schmieder (Chair)
John Schmieder	Evan Guillemin	Robert Dwyer
David Perez	David Perez	Jennifer Alltoft

About the Directors

David is due to retire from his current position as CEO of Terumo BCT on April 1, 2019. In his nearly 20 years at the helm of Terumo BCT, the company grew annual revenues almost six-fold, to nearly $1 billion and he guided the company through multiple changes in name and ownership.

Jenny joins after a 32-year career at Pfizer, Inc., where she held multiple positions in Research and Development, Sales & Marketing, Technical Support and General Management. In her most recent experience, she led Pfizer’s Biosimilars business, growing global revenues from zero in 2015 to approximately $800 million today.

Mike has been instrumental in helping guide Mesa’s growth through the years, having served on all of its committees during his tenure. Mike has seen the Company grow revenues from less than $10 million in 1998 to nearly $100 million today. The entire Mesa team is grateful for Mike’s contributions to the Company.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) to help our customers ensure product integrity, increase patient and worker safety, and improve quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “will”, “estimate,” "expect," "project," “anticipate,” “intend” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2018, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com